EXHIBIT 99.1

Adept Technology Reports First Quarter Fiscal Year 2012 Results

PLEASANTON, Calif., Nov. 3, 2011 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2012 first quarter ended October 1, 2011.

First quarter Fiscal 2012 Results

Revenues for the first quarter of fiscal 2012 were $16.6 million, which compares to $14.6 million for the first quarter of fiscal 2011 and $16.8 million for the previous quarter. The annual increase in revenues reflects strength in some of the Company's core markets including automotive, industrial, solar, consumer goods and electronics, which more than offset a significant annual decrease in sales to the disk drive markets. Adept reported a GAAP net loss of $619,000, or $0.07 per share in the first quarter of fiscal 2012, which compares to a net loss of $1.1 million, or $0.12 per share in the first quarter of fiscal 2011, and a net loss of $686,000 million, or $0.08 per share in the fourth quarter.

Gross margin was 43.8% of revenue in the first quarter of fiscal 2012, compared to 43.7% of revenue in the first quarter of fiscal 2011 and 45.3% in the previous quarter.  Operating expenses in the first quarter of fiscal 2012 were $7.7 million, compared to $7.0 million for the same period last year and $8.8 million in the previous quarter. The increase in operating expenses compared to last year was driven almost entirely by the additional operating expenses from our recent acquisition of InMoTx, as well as $280,000 in accelerated stock compensation expense from consolidation activities related to the MobileRobots acquisition.  The Company's operating loss for the first quarter of fiscal 2012 declined to $435,000, which compares to an operating loss of $638,000 for the first quarter of fiscal 2011 and an operating loss of $1.2 million in the previous quarter.

Adept's adjusted EBITDA more than doubled to $418,000 in the first quarter of fiscal 2012, compared with adjusted EBITDA of $203,000 in the first quarter of fiscal 2011 and adjusted EBITDA of $127,000 in the previous quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept ended the quarter with cash and cash equivalents of $7.1 million at October 1, 2011, compared to $8.6 million at June 30, 2011 and $7.6 million at September 25, 2010.  The sequential decrease in cash is predominantly the result of an increase in inventory for programs expected to be completed in the near term.

"We are pleased with the results of the quarter as revenues grew solidly over the past year and Europe continued to perform well in spite of our normal summer quarter seasonality," said John Dulchinos, president and chief executive officer of Adept. "We believe that our solid results reflect the increased diversification in our revenue base which is now comprised of a wider portfolio of products serving a broader customer base and set of end markets. As we enter fiscal 2012, we are confident that we are on the right path to strengthen our competitive position through continued success in our traditional markets while remaining focused on penetrating additional large, growing and predominantly untapped markets."

Recent Highlights

  Fulfilled first mobile robots orders for hospital logistics as part of Swisslog Healthcare distribution agreement
  Delivered first mobile robots into production logistics within the electronics industry
  Received first multi-unit US packaging solutions order for natural products packaging expected to be fulfilled within the fiscal year

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, senior vice president and chief financial officer, will host an investor conference call today, November 3, 2011 at 5:00 P.M Eastern Time, to review the Company's financial and operating performance for the fiscal 2012 first quarter. The call may also include statements regarding the Company's anticipated operations during the remainder of fiscal 2012. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 480-629-9031. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call 303-590-3030 and enter the passcode 4484527#.

Company Profile

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA,which we define as earnings before interest income, income taxes, depreciation and amortization, goodwill impairment, merger and acquisition related expenses and stock-based compensation expense, as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it has been used as a basis for Adept's incentive compensation programs for our management team in fiscal 2011 and 2012.

Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA please see the table captioned "Reconciliation of GAAP net loss to Adjusted EBITDA " below. While we believe that adjusted EBITDA is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net loss is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for revenues and cash flow, opportunities in our core markets and potential new markets and our ability to grow our customer base and revenues through our acquisitions of MobileRobots and InMoTx. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in M&A activities and other expense-related matters, such as impact of our restructuring actions; the impact of integrating our acquired business and growth plans on our cash resources and requirements of our credit facility; the ability to integrate MobileRobots and InMoTx and impact of the acquired companies on the Company's operations, the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply, including suppliers located in Japan; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2011, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

- FINANCIALS FOLLOW -

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 1,	June 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$7,142	$8,627
Accounts receivable, less allowance for doubtful accounts
of $619 at October 1, 2011 and $698 at June 30, 2011	10,956	10,883
Inventories	10,726	9,547
Other current assets	567	416
Total current assets	29,391	29,473

Property and equipment, net	1,828	1,769
Goodwill	2,967	2,967
Intangible assets	2,036	2,152
Other assets	822	774
Total assets	$37,044	$37,135

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,128	$8,165
Accrued payroll and related expenses	1,800	2,214
Accrued warranty	1,160	1,116
Other accrued liabilities	2,385	1,157
Total current liabilities	13,473	12,652

Long-term liabilities:
Deferred income tax, long-term	1,365	1,364
Line of credit	3,900	3,900
Other long-term liabilities	308	397
Total liabilities	19,046	18,313

Total stockholders' equity	17,998	18,822
Total liabilities and stockholders' equity	$37,044	$37,135

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	October 1,	September 25,
	2011	2010

Revenues	$16,619	$14,614
Cost of revenues	9,345	8,221
Gross margin	7,274	6,393
Operating expenses:
Research, development and engineering	2,196	1,682
Selling, general and administrative	5,396	5,291
Amortization of other intangibles	117	58
Total operating expenses	7,709	7,031

Operating loss	(435)	(638)

Interest expense, net	(55)	(12)
Currency exchange loss	(100)	(370)

Loss before income taxes	(590)	(1,020)
Provision for income taxes	29	39
Net loss	$(619)	$(1,059)

Basic and diluted net loss per share	$(0.07)	$(0.12)

Shares used in computing basic and diluted per share amounts	9,247	8,639

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)

	Three Months ended October 1, 2011	Three Months ended June 30, 2011	Three Months ended September 25, 2010

Net loss	$(619)	$(686)	$(1,059)
Interest expense, net	55	60
Income taxes	29	(107)	39
Depreciation	284	266	271
Amortization of intangibles	117	136	58
Stock compensation expense	552	458	795
Merger and acquisition expenses	—	—	87
Adjusted EBITDA	$418	$127	$203
CONTACT:  Lisa Cummins
          Chief Financial Officer
          925-245-3400
          Investor.relations@adept.com

          Bonnie McBride
          Avalon IR
          415-454-8898
          bonnie@avalonir.com